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                                                                      EXHIBIT 11


                                  DIACRIN, INC.
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                          COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)

                                                                             December 31,
                                                        -----------------------------------------------------
                                                             1994               1995                  1996
                                                             ----               ----                  ----

Net Loss                                                $(5,850,407)         $(5,712,717)         $(4,984,799)
                                                        ===========          ===========          ===========

Weighted Average Common and
   Common Equivalent Shares:

   Weighted Average Common Stock
      Outstanding During the Period                         362,161              379,131           11,286,074

   Conversion of Preferred Stock
      into Common Stock                                   6,693,121            6,693,121              841,212

   Conversion of Convertible Notes Payable
      into Common Stock                                   2,799,999            2,799,999              351,912

   Dilutive Effect of Common Equivalent Shares
      Issued Subsequent to December 1, 1994 (2)             181,426              181,426               21,315
                                                        -----------          -----------          -----------
                                                         10,036,707           10,053,677           12,500,513
                                                        ===========          ===========          ===========

Pro Forma Net Loss Per Common Share                     $      (.58)         $      (.57)         $      (.40)
                                                        ===========          ===========          ===========


----------------

(1) Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.
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